Exhibit 10.13

SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT

THIS SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT is made as of July 30, 2012, between TELEFLEX MEDICAL EUROPE LTD. with a registered address of Garrycastle Business & Technology Park, Athlone, Co. Westmeath, Ireland (the “Company”) and LIAM KELLY of [ADDRESS INTENTIONALLY DELETED] (“Executive”).

Background

A.	Executive is employed by the Company as the Company’s EVP and President International.

B.	The purpose of this Agreement is to provide for certain severance compensation and benefits to be paid or provided to Executive in the event of the termination of his employment under circumstances specified herein and to provide also for certain commitments by Executive respecting the Company and Group.

Terms

THE PARTIES, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound hereby, agree as follows:

1.	Definitions

The following terms used in this Agreement with initial capital letters have the respective meanings specified therefor in this Section.

“Affiliate” of any Person means any other Person that controls, is controlled by or is under common control with the first mentioned Person.

“Agreement” preceded by the word “this” means this Senior Executive Officer Severance Agreement, as amended at any relevant time.

“Annual Incentive Plan” means the Management Incentive Plan (MIP) or Executive Incentive Plan (EIP) which are offered by the Company providing for the payment of annual bonuses to certain employees of the Company, including Executive, as such Plans may be amended from time to time or, if such Plans shall be discontinued, any similar Plan or Plans in effect at any relevant time.

“Base Salary” of Executive means the annualized base rate of salary paid to Executive as such may be increased from time to time.

“Board” means the Board of Directors of the Company.

“Cause” means (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole or (d) refusal to comply with clause 2 of the Contract of Employment.

“Change In Control Severance Agreement” means any Executive Severance Agreement relating to termination of employment of Executive after the occurrence of a Change if Control of the Company (defined in such Agreement).

“Confidential Information” has the meaning specified in Section 7.

“Contract of Employment” shall mean the contract of employment entered into between the Company and Executive of July 30, 2012.

“Employment” means substantially full time employment of Executive by the Company or any of its Affiliates.

“Group” means the Company and all Affiliates.

“Health Care Continuation Period” means the period commencing on the Termination Date and ending on the earlier of (i) the last day of the Severance Compensation Period or (ii) the first date on which Executive is eligible to participate in a health care plan maintained by another employer.

“Insurance Benefits Period” means the period commencing on the Termination Date and ending on the earlier of (i) the last day of the Severance Compensation Period or (ii) the first date on which Executive is eligible to participate in a life and / or accident insurance plan maintained by another employer.

“Notice of Termination” shall mean notice of termination under the Contract of Employment.

“Performance Period” applicable to any compensation payable (in cash or other property) under any Plan, the amount or value of which is determined by reference to the performance of participants or the Company or the fulfillment of specified conditions or goals, means the period of time over which such performance is measured or the period of time in which such conditions or performance goals must be fulfilled.

“Person” means an individual, a corporation or other entity or a government or governmental agency or institution, which may include a Restricted Competitor.

“Plan” means a plan of the Company or Group for the payment of compensation or provision of benefits to employees in which plan Executive is or was, at all times relevant to the provisions of this Agreement, a participant or eligible to participate.

“Prorated Amount” has the meaning specified in Section 3(c).

“Release” has the meaning specified in Section 6.

“Relevant Business” means the business or businesses from time to time carried on by the Group limited to the activities with which the Executive was materially concerned or involved in the course of his employment during the 12 month period prior to the Termination Date;

“Restricted Area” means the international territory in which you managed the Company’s business in the twelve months prior to the Termination Date;

“Restricted Competitor” means CR Bard, Covidian, Coloplast, Astra Tech (div. of Dentsply), Smiths Medical, Intersurgical, B. Braun, Vygon, Pajunk, Ambu, and / or CareFusion, or any merged, acquiring or successor entity of any one of these organisations, or any third party that may, between the commencement of this Agreement and the Termination Date, acquire all or a substantial part of the assets or business of any one of these organisations.

“Severance Compensation Period” means the 15 month period commencing on the day after the Termination Date.

“Termination Date” means the date specified in a Notice of Termination, as may be amended by the Company, which date shall be the date Executive’s Termination of Employment occurs.

“Termination of Employment” means a cessation of Employment for any reason, other than a cessation occurring (i) by reason of Executive’s death or (ii) under circumstances which would entitle Executive to receive compensation and benefits pursuant to the Executive Change In Control Severance Agreement, or (iii) for Cause.

“Year” means a fiscal year of the Company.

2.	Continued Employment of Executive

The parties acknowledge that Executive’s employment by the Company is terminable on notice and subject to such terms and conditions as contained in the Contract of Employment. Nothing in this Agreement shall be construed as giving Executive any right to continue in the employ of the Company.

3.	Compensation upon Termination of Employment.

Subject to the strict compliance with the terms of this Agreement, upon Termination of Employment by the Company other than for Cause, Executive will receive from the Company the following payments and benefits, which shall be inclusive of any statutory redundancy payment which Executive is entitled to receive:

(a)	Cash Bonuses for Years Preceding the Year of Termination.

If any cash bonus pursuant to an Annual Incentive Plan in respect of a Performance Period which ended before the Year of Termination shall not have been paid to Executive on or before the Termination Date, the Company will pay Executive such bonus in the amount of Executive’s award earned for the Performance Period in the form of a single lump sum cash payment on the later of the 15th day following the Termination Date or the date that is 2-1/2 months following the end of the Performance Period. Save as provided for in clause 3(c), no other bonus payment shall be payable.

(b)	Continuation of Base Salary

The Company will pay Executive an amount equivalent to 15 months of Executive’s Base Salary as in effect immediately prior to the Termination Date, payable in accordance with the Company’s normal payroll schedule and payroll practices in effect from time to time, subject to all applicable withholdings and deductions. Provided, however, that if the Termination Date was preceded by a period of illness leave, then the Base Salary continuation shall be an amount equivalent to 15 months of Executive’s Base Salary as in effect immediately prior to the Executive’s illness leave.

In the event that Executive is made redundant, then any statutory redundancy payment to which Executive is entitled shall be calculated as of the Termination Date. The amount of the statutory redundancy payment shall be subtracted from Executive’s base salary continuation and paid out in a lump sum following the expiration of a waiting period of that period of time which it would otherwise have taken Executive to receive the equivalent of the statutory redundancy payment under the Company’s normal payroll schedule and payroll practices in effect as of the Termination Date.

(c)	Payment of Annual Incentive Plan Award for Performance Period Not Completed Before the Termination Date

If the Termination Date occurs before the last day, but after completion of at least six months, of a Performance Period under the Annual Incentive Plan, the Company will pay Executive the Prorated Amount of Executive’s award under the Annual Incentive Plan for that Performance Period. The amount of the award, from which the Prorated Amount is derived, shall be determined based on the degree to which each performance goal on which such award is based has been achieved at the end of the Performance Period (provided that any individual performance component shall be equal to the target award amount for such component). The “Prorated Amount” of the award means an amount equal to the portion of the award which bears the same ratio to the amount of the award as the portion of such Performance Period expired immediately before the Termination Date bears to the entire period of such Performance Period. The amount to which Executive is entitled under this Section 3(c) shall be paid in the form of a single lump sum cash payment on the date that is 2-1/2 months following the end of the Performance Period.

(d)	Vehicle Allowance

Subject to statutory deductions, during the Severance Compensation Period, the Company shall continue to pay Executive his monthly cash vehicle allowance that was in effect as of the Termination Date, in accordance with the Company’s normal payment schedule and payment practices in effect from time to time.

(e)	Outplacement

The Company shall reimburse Executive for expenses incurred for outplacement services during the Severance Compensation Period, up to a gross maximum aggregate amount of €16,000 inclusive of VAT and outlay, which services shall be provided by an outplacement agency selected by Executive. The Company shall reimburse Executive within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred and although addressed to Executive the amount will be payable by the Company. Notwithstanding the foregoing, Executive shall only be entitled to reimbursement for those outplacement service costs incurred by Executive on or prior to the last day of the second year following the Termination Date. Any such payment may be subject to statutory deductions.

(f)	Health Care Coverage

Subject to statutory deductions, during the Health Care Continuation Period, the Company will provide health care coverage under the Company’s then-current health care Plan for Executive and Executive’s spouse and eligible dependents on the same basis as if Executive had continued to be employed during that period. If not permitted under the relevant Plan, and subject to statutory deductions, the Company shall pay an amount equivalent to the cost to it of providing cover for the Executive and Executive’s spouse and eligible dependants on the same basis as if the Executive had continued to be a member of the Plan during the Health Care Continuation Period.

(g)	Life and Accident Insurance

Subject to statutory deductions and the terms, limitations and exclusions of the Plan or Plans for provision of life and accident insurance and the Company’s related policies of group insurance, during the Insurance Benefits Period the Company will provide life and accident insurance coverage for Executive comparable to the life and accident insurance coverage which Executive last elected to receive as an employee under the applicable Plan for such benefits, subject to modifications from time to time of the coverage available under such Plan or related insurance policies which are applicable generally to global executive officers. The cost of providing such insurance will be borne by the Company and Executive in accordance with the Company’s policy then in effect for employee participation in premiums, on substantially the same terms as would be applicable to a global executive officer. The Company shall pay its share of such premiums to the applicable insurance carrier(s) on the due date(s) established by such carrier(s), but in no event later than the last day of the calendar year in which such due date(s) occurs. If not permitted under the relevant Plan, and subject to statutory deductions, the Company shall pay an amount equivalent to the cost to it of providing cover for the Executive and Executive’s spouse and eligible dependants on the same basis as if the Executive had continued to be a member of the Plan during the Health Care Continuation Period.

(h)	Taxable Benefits

The Company shall deduct all taxes and levies from any emoluments, payments or benefits provided under this Agreement (including PAYE, employees PRSI, health contributions or any other taxes or levies which the Company and/or Group is obliged to deduct from emoluments, payments or benefits provided to Executive, but excluding employers PRSI). In the event that the amounts deducted are insufficient to discharge the Company’s liability, Executive hereby agrees to indemnify the Company and / or Group for all taxes and benefit contributions arising therefrom. The Company shall pay all interest, penalties, costs, and expenses incurred due to its own negligent failure to make required deductions from Executive’s compensation. The amount payable by Executive under this clause will be such amount as will leave the Executive in the same position (after settling all taxes, levies, interest, penalties, costs and expenses), as he would have been if the correct deductions had been made from all emoluments, payments or benefits provided under this Agreement at the time such deductions were due.

4.	Deductions and Taxes

For the avoidance of doubt, all amounts payable or benefits provided by the Company pursuant to this Agreement shall be paid net of (i) taxes withheld or deducted by the Company in accordance with the requirements of law and (ii) deductions for the portion of the cost of certain benefits to be borne by Executive. The Company reserves absolute discretion to determine the manner in which tax should be applied to any such amounts or benefits.

5.	Compensation and Benefits Pursuant to Other Agreements and Plans

Nothing in this Agreement is intended to diminish or otherwise affect Executive’s right to receive from the Company all compensation payable to Executive by the Company in respect of his Employment prior to the Termination Date pursuant to any agreement with the Company (other than this Agreement) or any Plan.

6.	Executive’s General Release and Resignation from Board of Directors

As a condition to the obligations of the Company to pay severance compensation and provide benefits pursuant to Section 3, the Company shall have received from Executive on the Termination Date a written resignation from the Board and as an officer and director of the Company, the Group, all of its Affiliates and a general release up to the Termination Date in substantially the form of Exhibit A and updated as necessary to reflect any changes in statutory references, relevant benefits plans as identified or such other changes as required, executed by Executive (the “Release”), and Executive shall not thereafter seek to withdraw or in any way challenge to the effect or scope of the Release. If Executive fails to resign from the Board of the Company or any Affiliate by the Termination Date or fails to execute, or if Executive seeks to withdraw from the Release or to in any way challenge the effect or scope, or acts in any way to suggest he is no longer bound by the Release, no payments or benefits shall thereafter be made or provided to Executive pursuant to this Agreement, and Executive may be required to reimburse to the Company any payments or benefits received by Executive pursuant to this Agreement, but Executive’s obligations pursuant to this Agreement and Sections 7 and 8 in particular shall continue in force.

7.	Confidential Information

Executive acknowledges that, by reason of Executive’s employment by and service to the Company, Executive has had and will continue to have access to confidential information of the Company, the Group and its Affiliates, including information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company, the Group and other distributors, customers, clients, suppliers and others who have business dealings with the Company, the Group, and its Affiliates (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Group and Executive covenants that (except in connection with the good faith performance of his duties while employed by the Company) Executive will not, either during or after Executive’s employment by the Company, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding.

8.	Restrictive Covenants

8.1	The Executive acknowledges:

(a)	that the Group is in a unique and highly specialised business;

(b)	that the Group’s market is international in scope with a limited number of competitors;

(c)	that the Group possess a valuable body of Confidential Information;

(d)	that the Group will give him access to Confidential Information in order to carry out his duties;

(e)	that the Executive’s duties include, without limitation, a duty of trust and confidence and a duty to act at all times in the best interests of the Group;

(f)	that the Executive’s knowledge of Confidential Information directly benefits him by enabling him to perform his duties;

(g)	that unless required for the performance of his duties the disclosure of any Confidential Information to any actual or potential competitor of the Group will place the Group at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Relevant Business;

(h)	that if, on leaving the employment of the Company, he was to hold any position in any actual or potential competitor to the Relevant Business, it could place the Group at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Relevant Business.

8.2	Competition and Non-Solicitation

For a period of 12 months (such period to be reduced by such period spent on garden leave) from the Termination Date, whether terminated by the Company or by you, you shall not within the Restricted Area, without the prior written consent of the Company;

(a)	directly or indirectly in any capacity either on his own behalf or in conjunction with or on behalf of any other Person;

(i)	be engaged, concerned or interested in any capacity either on his own behalf or in conjunction with or on behalf of any other Person in the Relevant Business or in any business wholly or partly in competition with the Relevant Business;

(ii)	solicit or entice or endeavour to solicit or entice away from the Company or any Affiliate or employ any Person who was employed in a senior executive, supervisory, technical, sales or administrative capacity by the Company or any Affiliate, at any time during the 12 months preceding the Termination Date;

(iii)	directly or indirectly call on or solicit for the purpose of diverting or taking away from the Company or any Affiliate (including, by divulging any Confidential Infomration to any competitor or potential competitor of the Company or any Affiliate) any Person who is at the Termination Date, or at any time during the twelve (12) month period prior to the Termination Date had been, a material or regular customer of the Company or any Affiliate with whom you had direct personal contact as a representative of the Company or any Affiliate, or a potential material or regular customer whose identity is known to you at the Termination Date as one whom the Company or any Affiliate was actively soliciting as a potential customer within six (6) months prior to the Termination Date ;

(iv)	interfere or seek to interfere or take steps as may interfere with the continuance of supplies to the Company or any Affiliate (or the terms relating to such supplies) from any Persons who are or who have been supplying components, materials, goods or services to the Company or to any Affiliate at any time during the 12 month period immediately preceding the Termination Date; or

(v)	be engaged, concerned or interested in any Person who is or was at any time during the period of 12 months immediately preceding the Termination Date a significant or regular customer of or supplier to the Company or any Affiliate, or who is or had been during the said 12 month period negotiating with the Company for the supply of a significant volume of services or goods, if such engagement, concern or interest causes or would cause the supplier or customer to cease or materially to reduce its orders or contracts with, or the volume of goods and services received from the Company or any Affiliate.

8.3	You acknowledge and agree as follows:

(i)	that the restrictions set out in clause 8.2(a)(i) apply in the Restricted Area to Restricted Competitors only.

(iii)	that the list of Restricted Competitors does not represent the entirety of the market in which the Group and you are engaged and excludes a number of significant multinational competitors covering the medical device industry and market, and as such, the restrictions set out in this clause 8 do not in any way impact on your ability to obtain employment outside of the Company or Group.

8.4	The Executive agrees that if during the continuance in force of the restrictions set out in this clause 8, he receives an offer of employment from any person, he will immediately provide that person with a complete and accurate copy of this clause 8.

8.5	You acknowledge that while it is the intention of the parties to this Agreement that the restrictions set out in this clause 8 are no greater than is necessary for the protection of the interests of the Company and any Affiliate, nevertheless in the event that any of the said restrictions be adjudged to be invalid or unenforceable by any court of competent jurisdiction but would be adjudged fair and reasonable if any part of the wording thereof were amended, modified, deleted or reduced in scope, then this clause 8 shall apply with such amendments, modifications, deletions and reductions in scope as may be necessary to make them valid and effective.

8.6	Nothing contained in this clause 8 shall act to prevent the Executive from using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company or Group.

8.7	The Executive acknowledges that he is subject to a separate but identical restriction in the Contract of Employment, which shall run in parallel with the restriction contained in this Agreement and accepts that in the event that the restriction contained in this Agreement does not apply to him, or is deemed by a court of competent jurisdiction not to apply to him, that the restrictions contained in the Contract of Employment shall continue to apply.

8.8	Return of Company and Group Property.

Upon a Termination of Employment Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company and / or Group in Executive’s possession, under Executive’s control, or to which Executive may have access. The Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any Confidential Information.

9.	Cooperation.

Upon Termination of Employment, Executive shall reasonably cooperate with the Company, and / or the Group, and their officers, employees, agents, Affiliates and lawyers in the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings or any preparation for any such disputes or proceedings that may be anticipated or threatened (“Proceedings”). Executive shall reasonably cooperate with the Company, and / or the Group, and their officers, employees, agents, Affiliates and attorneys on any other matter (“Matters”) related to Company and/or Group business (specifically to include Teleflex Medical Incorporated and Arrow International, Inc. business) during the period in which Executive is employed by the Company. Executive shall reasonably cooperate with the Company, and / or Group and their, officers, employees, agents, affiliates and lawyers in responding to any form of media inquiry or in making any form of public comment related to the Executive’s employment, including, but not limited to, the Executive’s separation from the Company. Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be reasonably requested by the Company and / or Group, and shall be within Executive’s knowledge. Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable vouched and appropriate expenses Executive incurs in so cooperating, including (by way of example not by way of limitation) reasonable airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the island of Ireland. In the event Executive is made aware of any issue or matter related to the Company and / or Group, is asked by a third party to provide information regarding the Company and / or Group, or is called other than by the Company as a witness to testify in any matter related to the Company and / or Group, Executive will notify the Company immediately in order to give the Company a reasonable opportunity to respond and / or participate in such Proceeding/Matter, unless Executive is requested or required not to do so by law enforcement, or any other governmental agency or authority.

10.	Equitable and Other Relief; Consent to Jurisdiction of Irish Courts

(a)	Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, the Group and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of these restrictions will result in irreparable injury to the Company and / or Group. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b)	Executive agrees that the Company and / or Group shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and / or Group may be entitled under applicable law. Without limiting the foregoing, Executive also agrees that payment of the compensation and benefits payable under Section 3 may be automatically ceased in the event of a breach of the covenants of Sections 7 or 8 in particular.

11.	No Obligation to Mitigate Company’s Obligations

Executive will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except to the extent provided in Subsections 3(f) and 3(g).

14.	Deductions or Set-Offs.

The Company reserves the right to make deductions in respect of all sums from time to time owed by you to the Company or any Affiliate, from your pay, bonus, allowances, expenses, or from any amounts which may be due to you by the Company pursuant to this Agreement. By your agreeing to the terms and conditions set out in this letter you consent to the deduction of such sums.

15.	Notices

Save where otherwise required by law, all notices and other communications given pursuant to or in connection with this Agreement shall be in writing and delivered (which may be by telefax or other electronic transmission) to a party at the following address, or to such other address as such party may hereafter specify by notice to the other party:

If to the Company, to:

Teleflex Medical Europe Ltd.

Garrycastle Business & Technology Park

Athlone

Co. Westmeath, Ireland

Attention: General Counsel

If to Executive, to:

Liam Kelly

[ADDRESS INTENTIONALLY DELETED]

16.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Ireland and the courts of Ireland shall have exclusive jurisdiction to deal with all disputes arising from or touching upon this Agreement.

17.	Parties in Interest

This Agreement, including specifically the covenants of Sections 7 and 8, will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

18.	Entire Agreement

This Agreement and the Executive Change In Control Severance Agreement contain the entire agreement between the parties with respect to the right of Executive to receive severance compensation upon the termination of his Employment, and such Agreements supersede any prior agreements or understandings between the parties relating to the subject matter of the Executive Change In Control Severance Agreement or this Agreement.

Where the Executive receives any benefit or payment provided for under this Agreement, he shall not be entitled to any benefit under the Executive Change In Control Severance Agreement and vice versa. Under no circumstances may he be entitled to receive payment under both agreements.

19.	Amendment or Modification

No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party to be charged thereunder.

20.	Construction

The following principles of construction will apply to this Agreement:

(a)	Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section,” “Exhibit” or “party” refers to a Section of, or an Exhibit or a party to, this Agreement.

(b)	The word “including” means “including without limitation.”

21.	Headings and Titles

The headings and titles of Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing any provision hereof.

EXECUTED as of the date first above written

TELEFLEX MEDICAL EUROPE LTD.

By:	/s/ Gerard McCaffrey
Name:	Gerard McCaffrey
Title:	Director and Secretary

EXECUTIVE:

/s/ Liam Kelly
Liam Kelly

EXHIBIT A

GENERAL RELEASE

1. I, Liam Kelly, for and in consideration of certain payments to be made and the benefits to be provided to me under the Senior Executive Officer Severance Agreement, dated as of July     2012 (the “Agreement”) between me and TELEFLEX MEDICAL EUROPE MEDICAL LIMITED (the “Company”) and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, the Group and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, the Group or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of action, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any local law, including any claims and for the avoidance of doubt, I waive and compromise any claim I may have against the Company or the Group arising out of the constitution, contract, common law, in equity, statute (in particular, but not limited to the Unfair Dismissals Acts 1977–2007, the Minimum Notice and Terms of Employment Acts 1973–2007, the Organisation of Working Time Act 1997, the Redundancy Payments Acts 1967–2007, the Terms of Employment (Information) Acts 1994–2001, the Payment of Wages Act 1991, the Maternity Protection Acts 1994-2004 and the National Minimum Wage Act 2000, the Safety Health and Welfare at Work Act 2005, the Employment Equality Acts 1998-2008, the Protection of Employment Act 1977, the Employees (Provision of Information and Consultation) Act 2006, the Protection of Employees (Part-Time) Work Act 2001, the Protection of Employees (Fixed-Term) Work Act 2003, the Adoptive Leave Acts 1995-2005, the Carer’s Leave Act 2001, the Data Protection Acts 1988-2003, the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, the Industrial Relations Acts 1948-2004, the Parental Leave Acts 1998 and 2006), the common law or otherwise all as amended, and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement or under the Company and / or Group plans [to be named and listed exhaustively, subject to clause 6 of the main agreement] in which I participated and under which I have accrued and become entitled to a benefit (including indemnification and / or reimbursement to the extent provided under the Company’s Certificate of Incorporation, bylaws or applicable insurance policies) based on my actual service with the Company other than under any Company separation or severance plan or programs.

Finally, I waive and compromise any claim to take a personal injuries claim against the Company, the Group, any director, member or employee.

2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on             , 2    . I also hereby agree and recognize that I have resigned from my position as a member of the Board of Directors of the Company, the Group as well as its subsidiaries and affiliates, on             , 2    . The Company and the Group have no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4. I hereby agree and acknowledge that the payments and benefits provided to me by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any law, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: making any disclosure of information required by law or as directed by the Company. In addition, I understand that each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the income tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

6. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my solicitor, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

7. I hereby further acknowledge that the terms of Sections 7 and 8 of the Agreement shall continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations. I further acknowledge that the payment due to me during the Severance Compensation Period are strictly subject to my compliance (to the reasonable satisfaction of the Company) with the terms of this Agreement, but in particular Sections 7 and 8.

8. This Release may be executed in one or more counterparts, including by facsimile signature, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

Intending to be legally bound hereby, the Company and I execute the foregoing Release as a Deed this         day of         , 20    .

PRESENT when the Common Seal of

TELEFLEX MEDICAL EUROPE LIMITED.

was affixed hereto:

Director

Director / Company Secretary

SIGNED and DELIVERED by Liam Kelly
in the presence of:

Witness signature:

Witness name :

Witness address: